Employment Agreement

(Restated as of December 31, 2007)

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made by and between CORE LABORATORIES N.V. and Richard L. Bergmark ("Executive").

W I T N E S S E T H:

WHEREAS, Executive is currently an employee of Core Laboratories N.V. and/or one or more of its Affiliates ("Company"); and

WHEREAS, the Company desires to continue to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth, and Executive is desirous of continuing to be employed by Company on such terms and conditions, and for such consideration;

NOW, THEREFORE, for and in consideration of the amounts and benefits to be paid and provided to Executive under this Agreement and the mutual promises, covenants, and undertakings contained herein, Core Laboratories N.V. and Executive, each intending to be legally bound, hereby agree as follows:

I.

Employment and Duties

1.1 Employment; Effective Date. Company agrees to employ Executive, and Executive agrees to be employed by Company, beginning as of the Effective Date and continuing for the period of time set forth in Article III of this Agreement, subject to the terms and conditions of this Agreement.

1.2 Position. From and after the Effective Date, Company shall employ Executive in the position of Chief Financial Officer of Company, or in such other comparable executive position as Company and Executive may mutually agree.

1.3 Duties and Services. Executive agrees to serve in the position referred to in Section 1.2 and to perform diligently and to the best of Executive's abilities the duties and services appertaining to such office, as well as such additional duties and services appropriate to such office upon which the parties mutually may agree from time to time. Executive's employment shall also be subject to the policies maintained and established by Company, as the same may be amended from time to time.

1.4 Other Interests. Executive agrees, during the period of Executive's employment by Company, to devote Executive's primary business time, energy, and best efforts to the business and affairs of Company and its Affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except with the consent of the Board of Directors. The foregoing notwithstanding, the parties recognize and agree that Executive may, without consent of the Board of Directors, engage in charitable, civic, and other business activities that do not conflict with the business and affairs of Company and in passive personal investments, so long as such activities do not interfere with Executive's performance of Executive's duties hereunder.

1.5 Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of Company. In keeping with these duties, Executive shall make full disclosure to Company of all business opportunities pertaining to Company's business and shall not appropriate for Executive's own benefit business opportunities concerning the subject matter of the fiduciary relationship.

II.

Compensation and Benefits

2.1 #9; Base Salary. During the period of this Agreement, Executive shall receive a minimum annual base salary of $380,000. Executive's annual base salary shall be reviewed by the Board of Directors (or a committee thereof) on an annual basis, and, in the sole discretion of the Board of Directors (or such committee), such annual base salary may be increased, but not decreased no less than once every calendar year. Executive's annual base salary shall be paid in equal installments in accordance with the Company's standard policy regarding payment of compensation to executives but no less frequently than monthly.

2.2 Bonuses. Executive shall be eligible to receive an annual bonus of up to 100% of Executive's annual base salary with the amount of such bonus to be determined by the Committee based upon criteria established from time to time by the Committee.

2.3 Employee Benefits. Executive and, to the extent applicable, Executive's spouse, dependents, and beneficiaries shall be allowed to participate in all benefits, plans, and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of Company (or such Affiliate at whose offices Executive spends a majority of his working time, as the case may be). Such benefits, plans, and programs shall include, without limitation, any deferred compensation plan, matching share program, performance share program, profit sharing plan, thrift plan, health insurance or health care plan, life insurance (including any available supplemental insurance), disability insurance (including any available supplemental insurance), pension plan, supplemental retirement plan, stock option plan, vacation and sick leave plan, and the like which may be maintained by Company (or such Affiliate, as the case may be) for Executive specifically or for employees of Executive's seniority and position generally. Company shall not, however, by reason of this Section be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit, plan, or program, so long as such changes are similarly applicable to executive employees specifically, and no worse than all other employees generally; provided, however, that in the case of any discontinuation of any such benefit, plan or program, Company shall continue to provide such benefit or coverage through one or more individual insurance plan(s) paid for by Company or be self funded by the Company with comparable individual benefits or coverage at its expense.

2.4 Business and Entertainment Expenses. During his employment hereunder, subject to Company's standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business-related purposes, including, but not limited to, dues and fees to industry and professional organizations and costs of entertainment and business development.

2.5 Indemnification. Company agrees to indemnify Executive against any and all liabilities arising out of Executive's employment duties to the extent such liabilities are not covered by any insurance maintained by Company or Executive, including any liabilities that are caused by or result from an act or omission constituting the negligence of Executive in the performance of such duties, but excluding liabilities that are caused by or result from Executive's own gross negligence or willful misconduct.

III.

Term and Termination of Employment

3.1 Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date. Said term of employment shall be extended automatically for an additional successive three-year period as of each annual anniversary date of the Effective Date that occurs while this Agreement is in effect; provided, however, that if, at any time prior to any such anniversary date of the Effective Date, either party shall give written notice to the other that no such automatic extension shall occur, then Executive's employment shall terminate on the last day of the three-year period beginning on the annual anniversary date of the Effective Date that next occurs after such notice is given.

3.2 Company's Right to Terminate. Notwithstanding the provisions of Section 3.1, Company shall have the right to terminate Executive's employment under this Agreement at any time for any of the following reasons:

(i) Upon Executive's death;

(ii) Upon Executive's becoming incapacitated by accident, sickness, or other circumstance that renders Executive mentally or physically incapable of performing the duties and services required of Executive hereunder on a full-time basis for a period of at least 180 consecutive calendar days;

(iii) For Cause;

(iv) For Executive's material breach of any material provision of this Agreement which, if correctable, remains uncorrected for thirty days following written notice to Executive by Company of such breach; or

(v) For any other reason whatsoever, in the sole discretion of the Board of Directors.

3.3 Executive's Right to Terminate. Notwithstanding the provisions of Section 3.1, Executive shall have the right to terminate Executive's employment under this Agreement at any time for any of the following reasons:

(i) A material breach by Company of any material provision of this Agreement which, if correctable, remains uncorrected for thirty days following written notice of such breach by Executive to Company;

(ii) For Good Reason; or

(iii) For any other reason whatsoever, in the sole discretion of Executive.

3.4 Notice of Termination. If Company or Executive desires to terminate Executive's employment hereunder at any time prior to expiration of the term of employment as provided in Section 3.1, Company or Executive shall do so by giving written notice of such termination to the other party and stating the effective date and reason for such termination; provided, however, that no such action shall alter or amend any other provisions hereof or rights arising hereunder, including, without limitation, the provisions of Articles V and VI hereof. For all purposes of this Agreement, Executive shall be considered to have terminated employment with Company when Executive incurs a "separation from service" with Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

IV.

Effect of Termination of Employment

4.1 Termination By Expiration of Term. If Executive's employment hereunder shall terminate upon expiration of the term provided in Section 3.1 hereof, all compensation and all benefits to Executive hereunder shall terminate contemporaneously with termination of Executive's employment, except for such benefits as may be required by law.

4.2 Termination By Company. If Executive's employment hereunder shall be terminated by Company prior to expiration of the term provided in Section 3.1, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that if such termination shall be for any reason other than those encompassed by Section 3.2(i), 3.2(ii), 3.2(iii), or 3.2(iv), Company shall (i) pay Executive a Termination Payment and (ii) provide Executive with Severance Benefits; provided further, however, that if termination is pursuant to Section 3.2(i) or 3.2(ii), the Company will provide Employee's spouse and dependent children with the benefits covered under Section 8.1(15)(iv); and provided further that all outstanding stock options granted by Company to Executive shall immediately become fully vested and immediately exercisable in full as provided under Section 8.1(15)(ii). The Termination Payment described in the preceding sentence shall be paid by Company to Executive within thirty days after the last day of Executive's employment with Company; provided, however, that, if required to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Code, the portion of the Termination Payment that is in excess of the Grandfathered Severance Amount (with interest on such portion from the date of Executive's termination of employment to the actual date of payment at the prime rate of interest published in The Wall Street Journal on the date of termination of Executive's employment (or if not published on that date, on the next following date when published) (the "Section 409A Interest Rate")) shall be paid by Company to Executive not earlier than but as soon as practicable on or in any event within five days after the earlier of the date of Executive's death or the date that is six (6) months after the date of termination of Executive's employment (the "Section 409A Payment Date"). Executive hereby agrees to be bound by Company's determination of its "specified employees" (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code.

4.3 Termination By Executive. If Executive's employment hereunder shall be terminated by Executive prior to expiration of the term provided in Section 3.1, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that Company shall (i) pay Executive a Termination Payment and (ii) provide Executive with Severance Benefits. The Termination Payment described in the preceding sentence shall be paid by Company to Executive within thirty days after the last day of Executive's employment with Company; provided, however, that, if required to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Code, the portion of the Termination Payment that is in excess of the Grandfathered Severance Amount (with interest on such portion from the date of Executive's termination of employment to the actual date of payment at the Section 409A Interest Rate) shall be paid by Company to Executive not earlier than but as soon as practicable on or in any event within five days after the Section 409A Payment Date.

&#4.4 Change in Control. If, within three (3) years following the occurrence of a Change in Control, Executive's employment with Company shall terminate for any reason, then, in lieu of any Termination Payment or Severance Benefits pursuant to Section 4.2 or 4.3, Company shall (1) pay Executive a Change in Control Payment and (2) provide Executive with Change in Control Benefits. The Change in Control Payment described in the preceding sentence shall be paid by Company to Executive within thirty days after the last day of Executive's employment with Company; provided, however, that, if required to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Code, the portion of the Termination Payment that is in excess of the Grandfathered Severance Amount (with interest on such portion from the date of Executive's termination of employment to the actual date of payment at the Section 409A Interest Rate) shall be paid by Company to Executive not earlier than but as soon as practicable on or in any event within five days after the Section 409A Payment Date.

4.5 Parachute Payment Gross Up. Notwithstanding anything to the contrary in this Agreement, in the event that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), Company shall pay to Executive an additional payment (a "Gross-up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. The Gross-up Payment attributable to a particular Payment shall be made at the time such Payment is made; provided, however, that in no event shall the Gross-up Payment be made later than the end of Executive's taxable year next following Executive's taxable year in which Executive remits the related taxes. Executive shall notify Company in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Company) within ten days of the receipt of such claim. Company shall notify Executive in writing at least ten days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Company decides to contest such claim, Executive shall cooperate fully with Company in such action; provided, however, Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company's action. If, as a result of Company's action with respect to a claim, Executive receives a refund of any amount paid by Company with respect to such claim, Executive shall promptly pay such refund to Company. If Company fails to timely notify Executive whether it will contest such claim, or if Company determines not to contest such claim, Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive. All determinations required to be made under this Section 4.5, including, without limitation, whether and when a Gross-up Payment is required and the amount of such Gross-up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the independent public accounting firm used by Company immediately prior to the Change in Control for purposes of preparing Company's audited financial statements. However, in the event such accounting firm is also serving as an accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder.

4.6 #9; No Duty to Mitigate Losses. Executive shall have no duty to find new employment following the termination of Executive's employment under circumstances that require Company to pay any amount to Executive pursuant to this Article IV. Any salary or remuneration received by Executive from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of Executive's employment under circumstances pursuant to which this Article IV apply shall not reduce Company's obligation to make a payment to Executive (or the amount of any such payment) pursuant to the terms of this Article IV.

4.7 Liquidated Damages. In light of the difficulties in estimating the damages for an early termination of this Agreement, Company and Executive hereby agree that the payments, if any, to be received by Executive pursuant to this Article IV shall be received by Executive as liquidated damages and not as a penalty.

4.8 Other Compensation Programs. This Agreement governs the rights and obligations of Executive and Company with respect to Executive's annual base salary and certain perquisites of employment. Executive's rights and obligations both during the term of Executive's employment and thereafter with respect to stock options, restricted stock, incentive and deferred compensation, life insurance policies insuring the life of Executive, and other benefits under plans and programs maintained by Company shall be governed by the separate agreements, plans, programs, and other documents and instruments governing such matters, or as may be provided by law.

V.

Protection of Information

5.1 Disclosure to Executive. Company shall (i) disclose to Executive, or place Executive in a position to have access to or develop, trade secrets or confidential information of Company or its Affiliates, and/or (ii) entrust Executive with business opportunities of Company or its Affiliates, and/or (iii) place Executive in a position to develop business good will on behalf of Company or its Affiliates.

5.2 Disclosure to and Property of Company. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed, or acquired by Executive, individually or in conjunction with others, during Executive's employment by Company (whether during business hours or otherwise and whether on Company's premises or otherwise) that relate to Company's business, products, or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisitions prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Company and are and shall be the sole and exclusive property of Company. Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of Company. Upon termination of Executive's employment by Company, for any reason, Executive promptly shall deliver the same, and all copies thereof, to Company.

5.3 No Unauthorized or Damaging Use or Disclosure. Executive will not, at any time during or after Executive's employment by Company, make any unauthorized disclosure of any confidential business information or trade secrets of Company or its Affiliates, or make any use thereof, except in the carrying out of Executive's employment responsibilities hereunder. Affiliates of the Company shall be third party beneficiaries of Executive's obligations under this Section. As a result of Executive's employment by Company, Executive may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company and its Affiliates. Executive also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Company's confidential business information and trade secrets. Executive shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Company, any of its Affiliates, or any of such entities' officers, employees, agents, or representatives (i) that are slanderous, libelous, or defamatory, or (ii) that disclose private or confidential information about Company, any of its Affiliates, or any of such entities' business affairs, officers, employees, agents, or representatives, or (iii) that constitute an intrusion into the seclusion or private lives of Company, any of its Affiliates, or any of such entities' officers, employees, agents, or representatives, or (iv) that give rise to unreasonable publicity about the private lives of Company, any of its Affiliates, or any of such entities' officers, employees, agents, or representatives, or (v) that place Company, any of its Affiliates, or any of such entities' officers, employees, agents, or representatives in a false light before the public, or (vi) that constitute a misappropriation of the name or likeness of Company, any of its Affiliates, or any of such entities' officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts.

5.4 Ownership by Company. If, during Executive's employment by Company, Executive creates any work of authorship fixed in any tangible medium of expression, which is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Company's business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on Company's premises or otherwise), Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive's employment; or, if the work is not prepared by Executive within the scope of Executive's employment but is specially ordered by Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Company shall be the author of the work. If such work is neither prepared by Executive within the scope of Executive's employment nor a work specially ordered that is deemed to be a work made for hire, then Executive hereby agrees to assign, and by these presents does assign, to Company all of Executive's worldwide right, title, and interest in and to such work and all rights of copyright therein.

5.5 Assistance by Executive. Both during the period of Executive's employment by Company and thereafter, Executive shall assist Company and its nominee, at any time, in the protection of Company's worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

5.6 Remedies. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by Executive, and Company shall be entitled to enforce the provisions of this Article by terminating any and all payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to Company, including the recovery of damages from Executive and his agents involved in such breach and remedies available to Company pursuant to other agreements with Executive.

VI.

Noncompetition Obligation

6.1 In General. As part of the consideration for the compensation and benefits to be paid to Executive hereunder; to protect the trade secrets and confidential information of Company and its Affiliates that have been and will in the future be disclosed or entrusted to Executive, the business good will of Company and its Affiliates that has been and will in the future be developed in Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive by Company and its Affiliates; and, as an additional incentive for Company to enter into this Agreement, Company and Executive agree to the noncompetition obligations hereunder. Executive shall not, directly or indirectly for Executive or for others, in any geographic area or market where Company or any of its Affiliates are conducting any business as of the date of the termination of the employment relationship or have during the previous twelve months conducted such business:

(i) Engage in any business competitive with the business conducted by Company;

(ii) Provide comparable services to any other person, association, or entity who is primarily engaged in any business competitive with the business conducted by Company with respect to such competitive business; or

(iii) Induce any employee of Company or any of its Affiliates to terminate his or her employment with Company or such Affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Company.

The restrictions placed on Executive by this Section 6.1 shall apply during the period that Executive is employed by Company and for the two-year period thereafter if Executive's employment with Company is terminated for any reason other than (a) by Executive for a Good Reason or (b) by Company without Cause. Notwithstanding the foregoing, from and after the date upon which a Change in Control occurs, such restrictions shall cease to apply to Executive except for any period during which he is employed by Company.

6.2 Enforcement and Remedies. Executive understands that the restrictions set forth in Section 6.1 may limit Executive's ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by Executive, and Company shall be entitled to enforce the provisions of this Article by terminating any payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to Company, including without limitation, the recovery of damages from Executive and Executive's agents involved in such breach and remedies available to Company pursuant to other agreements with Executive.

6.3 Reformation. It is expressly understood and agreed that Company and Executive consider the restrictions contained in this Article to be reasonable and necessary to protect the proprietary information of Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

VII.

Miscellaneous

7.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to: Core Laboratories N.V.

Herengracht 424

1017 BZ Amsterdam

The Netherlands

Attention: Managing Director

cc: General Counsel

Core Laboratories, Inc.

6316 Windfern

Houston, Texas 77040

If to Executive to: Richard L. Bergmark

c/o 6316 Windfern

Houston, Texas 77040

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

7.2 Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the state of Texas, except as may be preempted by federal law.

7.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

7.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

7.6 Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city, and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company's employees generally.

7.7 Headings. The Article and Section headings herein have been inserted for purposes of convenience only and shall not be used for interpretive purposes.

7.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

7.9 Assignment. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto shall be subject to voluntary or involuntary assignment, alienation, or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

7.10 Term. This Agreement has a term co-extensive with the term of employment provided in Section 3.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles V and VI shall survive any termination of the employment relationship and/or of this Agreement.

7.11 Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties, and agreements between the parties with respect to employment of Executive by Company. Without limiting the scope of the preceding sentence, all prior understandings and agreements among the parties hereto relating to the subject matter hereof (including, without limitation, the Prior Employment Agreement) are hereby null and void and of no further force and effect. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

7.12 Legal Fees and Expenses. It is the intent of Company that Executive not be required to bear any legal fees or related expenses associated with the interpretation, enforcement or defense of Executive's rights under this Agreement (by litigation or otherwise) with respect to any termination of his employment on or after a Change in Control. Accordingly, if it should appear to Executive that Company has failed to comply with any of its obligations under this Agreement or in the event that Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Executive any benefit provided or intended to be provided to Executive hereunder, in each case with respect to his rights or obligations upon or following a termination of his employment on or after a Change in Control, then Company irrevocably authorizes the Executive from time to time to retain counsel of Executive's choice, at the expense of Company, to advise and represent Executive in connection with any such interpretation, enforcement or defense, including, without limitation, the initiation or defense of any litigation or other legal action, whether by or against Company or any director, officer, stockholder or other person affiliated with Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between Company and such counsel, Company irrevocably consents to Executive entering into an attorney-client relationship with such counsel, and in that connection Company and Executive agree that a confidential relationship will exist between Executive and such counsel. Without regard to whether Executive prevails, in whole or in part, in connection with any of the foregoing, Company will pay and be solely financially responsible for any and all attorneys' fees and related expenses incurred by Executive in connection with any of the foregoing, except to the extent that a final judgment no longer subject to appeal finds that a claim or defense asserted by Executive was frivolous. In such a case, the portion of such fees and expenses incurred by Executive attributable to such frivolous claim or defense shall become Executive's sole responsibility and any funds advanced by Company with respect to the same shall be promptly returned to Company by Executive without interest. Any reimbursement of attorneys' fees and related expenses required under this Section 7.12 shall be made by Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to Company (but in any event not later than the close of Executive's taxable year following the taxable year in which the fee or expense is incurred by Executive); provided, however, that, upon Executive's termination of employment with Company, in no event shall any additional reimbursement be made prior to the date that is six months after the date of Executive's termination of employment to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Code. In no event shall any reimbursement be made to Executive for such fees and disbursements incurred after the later of (i) Executive's death or (ii) the date that is ten years after the date of Executive's termination of employment with Company.

VIII.

Definitions

8.1 Definitions. Where the following words and phrases appear in this Agreement, each shall have the respective meaning set forth below, unless the context clearly indicates to the contrary.

(1) "Affiliate" shall mean any entity that owns or controls, is owned or controlled by, or is under common ownership or control with, Core Laboratories N.V.

(2) "Board of Directors" shall mean the Board of Supervisory Directors of Core Laboratories N.V.

(3) "Cause" shall mean Executive has been convicted of any felony or a misdemeanor involving moral turpitude.

(4) "Change in Control" shall mean (i) a merger of Company with another entity, a consolidation involving Company, or the sale of all or substantially all of the assets of Company to another entity if, in any such case, (A) the holders of equity securities of Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event, in substantially the same proportions that they owned the equity securities of Company immediately prior to such transaction or event, 50% or more of the common equity of the resulting entity, (B) the holders of equity securities of Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event, in substantially the same proportions that they owned the equity securities of Company immediately prior to such transaction or event, equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity, or (C) the persons who were members of the Board of Directors immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event, (ii) shareholder approval of a plan of dissolution or liquidation of Company, (iii) when any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than a trustee or other fiduciary holding securities under an employee benefit plan of Company or any affiliate of Company), acquires or gains ownership or control (including, without limitation, power to vote) of more than 30% of the combined voting power of the outstanding securities of, (A) if Company has not engaged in a merger or consolidation, Company, or (B) if Company has engaged in a merger or consolidation, the resulting entity, or (iv) a change in the composition of the Board of Directors, as a result of which fewer than a majority of the supervisory directors are Incumbent Directors. For purposes of the preceding sentence, (1) "resulting entity" in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common equity of Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, (2) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term "Company" shall refer to the resulting entity and the term "Board of Directors" shall refer to the board of directors (or comparable governing body) of the resulting entity, and (3) "Incumbent Directors" shall mean directors who either (A) are directors of Company as of February 28, 2003, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least two-thirds of the Incumbent Directors at the time of such election or nomination, but Incumbent Director shall not include an individual whose election or nomination occurs as a result of either (A) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or (B) an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors. For purposes of this Section 8.1(4), all references to "Company" shall refer solely to Core Laboratories N.V. except as expressly provided in clause (2) of the preceding sentence.

(5) "Change in Control Benefits" shall mean all of the following:

(i) Continued coverage under Company's medical, dental, and group life insurance plans (or, as the case may be, those plans of the Affiliate at whose offices Executive spends a majority of his working time) shall be provided for Executive and those of Executive's dependents (including Executive's spouse) who were covered under such plans on the day prior to Executive's termination of employment with Company for thirty-six months from the date of such termination at no cost to Executive or Executive's dependents; provided, however, that (1) such coverage shall be subject to all of the terms and conditions of such plans, including, without limitation, the eligibility provisions, (2) such coverage shall terminate if and to the extent Executive or Executive's dependents become covered by the medical, dental, and life insurance plans of a subsequent employer (and any such coverage shall be promptly reported to Company by Executive), (3) if Executive (and/or Executive's spouse) would have been entitled to retiree medical, dental, and/or life insurance coverage under Company's plans (or such Affiliate's plans, as the case may be) had Executive voluntarily retired on the date of such termination, then such coverages shall be continued as provided under such plans, and (4) in the event that continued participation in any such Company plan (or such Affiliate's plan, as the case may be) is not permitted by the terms of such plan, Company shall use its best efforts to arrange, upon comparable terms, benefits substantially equivalent to those that were provided under such Company plan (or such Affiliate's plan, as the case may be). The medical and dental coverage described in the preceding sentence shall be provided through an arrangement that satisfies the requirements of Sections 105 and 106 of the Code such that the benefits or reimbursements under such arrangement are not includible in Executive's income (and, if continued coverage under Company's plans (or such Affiliate's plans, as the case may be) does not satisfy this requirement, then Company shall arrange, upon comparable terms, for coverage providing substantially equivalent benefits to be provided under one or more insurance policies that will satisfy this requirement).

(ii) All of the outstanding stock options granted by Company to Executive shall become fully vested and immediately exercisable in full upon Executive's termination of employment and shall remain exercisable for a period of 12 months thereafter (three months thereafter in the case of Grandfathered Options) or for such greater period as may be provided in the plan or plans pursuant to which any such stock options were granted (but in no event shall any such stock option be exercisable after the earlier of the expiration of the original term of such stock option or the 10th anniversary of the original date of grant of such stock option). For purposes of the preceding sentence, the term "Grandfathered Options" means (1) each stock option granted by Company to Executive on or before February 28, 2003, with respect to which the purchase price per share under such stock option is less than the Fair Market Value (as such term is defined in the Core Laboratories N.V. 1995 Long-Term Incentive Plan, as amended) per share as of February 28, 2003 and (2) each other stock option granted by Company to Executive on or before February 28, 2003, that qualifies as an incentive stock option (within the meaning of Section 422 of the Code) and which would cease to qualify as such an incentive stock option if the period during which such stock option could be exercised after termination of employment was extended from three months to 12 months as provided in the preceding sentence.

(iii) Company shall provide Executive with reasonable outplacement services at a cost not to exceed 100% of Executive's annual base salary as in effect pursuant to Section 2.1 immediately prior to Executive's termination of employment with Company; provided, however, that such outplacement services shall in no event be provided beyond the last day of the second taxable year of Executive following the taxable year of Executive in which Executive's termination of employment with Company occurred.

(iv) Notwithstanding the coverage therefor under any other provision hereof including clause (i) above, (provided that in no case shall this subsection require Company to provide duplicative benefits coverage under its own programs), Executive shall be provided a benefits package (for so long as Executive or Executive's spouse or dependent children shall live) including medical, hospital, dental, disability and life insurance plans and coverage (including supplemental insurance plans and coverage) for Executive and Executive's spouse and dependent children at least as favorable (including premium payments no higher than the lowest employee cost of such coverage) to Executive (and Executive's spouse and/or dependent children) as those provided immediately prior to termination unless, with respect to any particular plan or coverage, the continuation of such existing plan or coverage would have material adverse financial or regulatory consequences for the Company, in which case the plan or coverage will be provided through one or more individual insurance plan(s) paid for by Company or be self funded by the Company with comparable individual coverage at its expense. If the receipt of any benefit or payment under this clause (iv) ("Benefit") is taxable to Executive, then Company shall pay to Executive, within 60 days after the end of each taxable year of Executive, an additional amount in cash ("Additional Payment") equal to all taxes (including any interest or penalties imposed with respect to such taxes) Executive incurs with respect to such Benefit for such taxable year and any Additional Payment received by Executive during such taxable year. The medical, hospital and dental coverage described in the first sentence of this clause (iv) shall be provided through an arrangement that satisfies the requirements of Sections 105 and 106 of the Code such that the benefits or reimbursements under such arrangement are not includible in Executive's income (and, if continued coverage under Company's plans (or an Affiliate's plans, as the case may be) does not satisfy this requirement, then Company shall arrange, upon comparable terms, for coverage providing substantially equivalent benefits to be provided under one or more insurance policies that will satisfy this requirement).

(6) "Change in Control Payment" shall mean a lump sum payment in an amount equal to three times the sum of (i) Executive's annual base salary as in effect pursuant to Section 2.1 immediately prior to Executive's termination of employment with Company and (ii) the greater of (x) the highest annual bonus earned by Executive during any of the last three fiscal years of Company ending prior to the Change in Control, and (y) 45% of the maximum annual incentive bonus amount pursuant to Section 2.2 that Executive could have earned for the year during which Executive's employment with Company terminates.

(7) "Code" shall mean the Internal Revenue Code of 1986, as amended.

(8) "Committee" shall mean the Compensation Committee of the Board of Directors.

(9) "Company" shall mean Core Laboratories N.V. and its Affiliates.

(10) "Effective Date" shall mean August 1, 2007.

(11) "Executive" shall mean Richard L. Bergmark.

(12) "Good Reason" shall mean termination by Executive of Executive's employment with Company within sixty days of and in connection with or due to (i) a significant change in the nature, status, or scope of Executive's duties, responsibilities, or authorities, (ii) a permanent change and relocation of Executive's principal place of employment with Company, which is more than fifty miles away from the prior location, (iii) a material breach by Company of any material provision of this Agreement which, if correctable, remains uncorrected for thirty days following written notice of such breach by Executive to Company, (iv) a material diminution in Executive's participation in bonus, stock option, incentive award, and other compensation plans provided by Company for executives with comparable duties, (v) a material diminution in employee benefits (including but not limited to medical, dental, life insurance, and long-term disability plans) and perquisites applicable to Executive from the employee benefits and perquisites provided by Company to executives with comparable duties, or (vi) in Executive's sole judgment, the scope of Executive's position or continued employment within Company being no longer appropriate.

(13) "Grandfathered Severance Amount" shall mean $783,000, which amount is equal to the "Termination Payment" that Executive would have received pursuant to the terms of the Prior Employment Agreement if Executive had voluntarily terminated his employment with the Company (for any reason whatsoever or for no reason) on December 31, 2004.

(14) "Prior Employment Agreement" shall mean that certain Employment Agreement between Core Laboratories N.V. and Executive that was restated as of December 31, 2001, as amended.

(15) "Severance Benefits" shall mean all of the following:

(i) Continued coverage under Company's medical, dental, and group life insurance plans (or, as the case may be, those of the Affiliate at whose offices Executive spends a majority of his working time) shall be provided for Executive and those of Executive's dependents (including Executive's spouse) who were covered under such plans on the day prior to Executive's termination of employment with Company for thirty-six months from the date of such termination at no cost to Executive or Executive's dependents; provided, however, that (1) such coverage shall be subject to all of the terms and conditions of such plans, including, without limitation, eligibility provisions, (2) such coverage shall terminate if and to the extent Executive or Executive's dependents become covered by the medical, dental, and life insurance plans of a subsequent employer (and any such coverage shall be promptly reported to Company by Executive), (3) if Executive (and/or Executive's spouse) would have been entitled to retiree medical, dental, and/or life insurance coverage under Company's plans (or such Affiliate's plans, as the case may be) had Executive voluntarily retired on the date of such termination, then such coverages shall be continued as provided under such plans), and (4) in the event that continued participation in any such Company plan is not permitted by the terms of such plan, Company shall use its best efforts to arrange, upon comparable terms, benefits substantially equivalent to those that were provided under such Company plan (or such Affiliate's plan, as the case may be). The medical and dental coverage described in the preceding sentence shall be provided through an arrangement that satisfies the requirements of Sections 105 and 106 of the Code such that the benefits or reimbursements under such arrangement are not includible in Executive's income (and, if continued coverage under Company's plans (or such Affiliate's plans, as the case may be) does not satisfy this requirement, then Company shall arrange, upon comparable terms, for coverage providing substantially equivalent benefits to be provided under one or more insurance policies that will satisfy this requirement).

(ii) All of the outstanding stock options granted by Company to Executive shall become fully vested and immediately exercisable in full upon Executive's termination of employment and for a period of three months thereafter or for such greater period as may be provided in the plan or plans pursuant to which such stock options were granted (but in no event shall any such stock option be exercisable after the earlier of the expiration of the original term of such stock option or the 10th anniversary of the original date of grant of such stock option).

(iii) Company shall provide Executive with reasonable outplacement services at a cost not to exceed 100% of Executive's annual base salary as in effect pursuant to Section 2.1 immediately prior to Executive's termination of employment with Company; provided, however, that such outplacement services shall in no event be provided beyond the last day of the second taxable year of Executive following the taxable year of Executive in which Executive's termination of employment with Company occurred.

(iv) Notwithstanding the coverage therefor under any other provision hereof including clause (i) above, (provided that in no case shall this subsection require Company to provide duplicative benefits coverage under its own programs), Executive shall be provided a benefits package (for so long as Executive or Executive's spouse or dependent children shall live) including medical, hospital, dental, disability and life insurance plans and coverage (including supplemental insurance plans and coverage) for Executive and Executive's spouse and dependent children at least as favorable (including premium payments no higher than the lowest employee cost of such coverage) to Executive (and Executive's spouse and/or dependent children) as those provided immediately prior to termination unless, with respect to any particular plan or coverage, the continuation of such existing plan or coverage would have material adverse financial or regulatory consequences for the Company, in which case the plan or coverage will be provided through one or more individual insurance plan(s) paid for by Company or be self funded by the Company with comparable individual coverage at its expense. The medical, hospital and dental coverage described in the preceding sentence shall be provided through an arrangement that satisfies the requirements of Sections 105 and 106 of the Code such that the benefits or reimbursements under such arrangement are not includible in Executive's income (and, if continued coverage under Company's plans (or an Affiliate's plans, as the case may be) does not satisfy this requirement, then Company shall arrange, upon comparable terms, for coverage providing substantially equivalent benefits to be provided under one or more insurance policies that will satisfy this requirement).

(16) "Termination Payment" shall mean a lump sum payment in an amount equal to the sum of (i) 200% of Executive's annual base salary as in effect pursuant to Section 2.1 immediately prior to Executive's termination of employment with Company and (ii) two times 45% of the maximum annual incentive bonus amount pursuant to Section 2.2 that Executive could have earned for the year during which Executive's employment with Company terminates.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 5th day of March, 2008, to be effective as of the Effective Date.

CORE LABORATORIES N.V.

By Core Laboratories International B.V.,

its sole managing director

By: /s/ JAN WILLEM SODDERLAND

Jan Willem Sodderland

Managing Director of

Core Laboratories International B.V.

                                                                                EXECUTIVE

                                                                                                    /s/ Richard L. Bergmark

                                                                                                    Richard L. Bergmark

Houston 3332780v1